CONSENT

I hereby consent to the use of my name in connection with the mineral property disclosures of Cardero Resource Corp. (the “Company”) contained in the Company’s Management’s Discussion and Analysis for the fiscal year ended October 31, 2007, which is being incorporated by reference into the Company’s annual report on Form 40-F, which is being filed with the United States Securities and Exchange Commission.

DATED  January 29, 2008

/s/ Keith Henderson

Keith Henderson